As filed with the Securities and Exchange Commission on January 11, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CAVIUM NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0558625
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

805 East Middlefield Road
Mountain View, California 94043
(650) 623-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

SYED ALI
CHIEF EXECUTIVE OFFICER
Cavium Networks, Inc.
805 Middlefield Road
Mountain View, California 94043
(650) 623-7000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
VINCENT P. PANGRAZIO, ESQ.
Cooley Godward Kronish llp
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of Each Class of Securities To Be Registered	Registered(1)	Per Share (2)	Offering Price (2)	Registration Fee
Common Stock, $0.001 par value per share	1,467,612	$23.94	$35,134,631.28	$2,506.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on January 5, 2010, as reported on The NASDAQ Global Market.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 11, 2010

PRELIMINARY PROSPECTUS
1,467,612 Shares
Common Stock

     This prospectus relates to the disposition from time to time of up to 1,467,612 shares of our common stock, which are held by the selling stockholders named in this prospectus. The selling stockholders acquired these shares in connection with our acquisition of MontaVista Software, Inc., a privately held Delaware corporation, pursuant to an Agreement and Plan of Merger and Reorganization, dated November 6, 2009. We are registering the shares as required by a Registration Rights Agreement, dated December 14, 2009, we entered into with each of the selling stockholders (the “Registration Rights Agreement”), but the registration of the shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholders. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.
     The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 23. We will not be paying any underwriting discounts or commissions in this offering.
     The common stock is traded on The NASDAQ Global Market under the symbol “CAVM.” On January 8, 2010, the reported closing price of the common stock was $24.48 per share.

An investment in the shares offered hereby involves a high degree of risk. See “Risk Factors”
beginning on page 3 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2010.

ABOUT THIS PROSPECTUS
     You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

PROSPECTUS SUMMARY
     This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus, including our condensed consolidated financial statements and the related notes, before making an investment decision.
Cavium Networks, Inc.
     We are a provider of highly integrated semiconductor products that enable intelligent processing for networking, communications, storage, wireless, video and security applications. We market and sell our products to providers of networking equipment that sell their products into the enterprise network, data center, broadband and consumer, and access and service provider markets. Our products are used in a broad array of networking equipment, including routers, switches, content-aware switches, unified threat management, or UTM, and other security appliances, application-aware gateways, voice/video/data, or triple-play, gateways, wireless local area network, or WLAN, and third-generation, or 3G, access and aggregation devices, storage networking equipment, servers and intelligent network interface cards. We focus our resources on the design, sales and marketing of our products, and outsource the manufacturing of our products.
     From our incorporation in 2000 through 2003, we were primarily engaged in the design and development of our first processor family, NITROX, which we began shipping commercially in 2003. In 2004, we introduced and commenced commercial shipments of NITROX Soho. In 2006, we commenced our first commercial shipments of our OCTEON family of multi-core MIPS64® processors. We introduced a number of new products within all three of these product families in 2006. In 2007, we introduced our new line of OCTEON based storage services processors designed to address the specific needs in the storage market, as well as other new products in the OCTEON and NITROX families. In 2008, we expanded our OCTEON and NITROX product families with new products including wireless services processors to address the needs for wireless infrastructure equipment. In 2009, we announced the next generation OCTEON II Internet Application Processor, or IAP, family multi-core MIPS64® processors, with one to 32 cores to address next generation networking applications support converged voice, video, data mobile traffic and services. We expect to begin shipments of OCTEON II processors in 2010. In the third quarter of 2009, we expanded our NITROX product family offering to include the NITROX DPI processor, which facilitates several significant enhancements and increased performance.
     We acquired W&W Communications, Inc. in the fourth quarter of 2008. This acquisition launched us into the high growth video processor market with a broad product line called PureVu™. The PureVu™ family of video processors and modules incorporate proprietary and patent pending video technology that produces perceptual lossless video quality and delivers practically zero latency with extremely low power and cost. Through the acquisition of substantially all of the assets of Star Semiconductor Corporation in the third quarter of 2008, we also added the Star ARM-based processors to our portfolio to address connected home and office applications.
     We were incorporated in California in November 2000 and reincorporated in Delaware in February 2007. Our principal executive offices are located at 805 East Middlefield Road, Mountain View, California 94043, and our telephone number is (650) 623-7000. Our web site address is www.caviumnetworks.com. The information on, or accessible through, our web site is not part of this prospectus. Unless the context requires otherwise, references in this prospectus to “Cavium Networks,” “company,” “we,” “us” and “our” refer to Cavium Networks, Inc. and its wholly-owned subsidiaries on a consolidated basis.
     Cavium Networks and the Cavium Networks logo are trademarks of Cavium Networks, Inc. This prospectus also includes other trademarks of Cavium Networks, Inc. and trademarks of other persons.

The Offering
The following is a brief summary of the offering. You should read the entire prospectus carefully, including “Risk Factors” and the information, including financial information relating to Cavium Networks included in our filings with the Securities and Exchange Commission, or SEC, and incorporated in this document by reference.

Common stock to be offered by the selling stockholders	1,467,612 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

NASDAQ Global Market Symbol	CAVM

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

RISK FACTORS
     An investment in our common stock is highly risky. You should carefully consider the following risks, as well as the other information contained or incorporated by reference in this prospectus, before you decide whether to buy our common stock. We believe the risks and uncertainties described below are the most significant risks we face. If any of the following events actually occurs, our business, business prospects, financial condition, cash flow and results of operations would likely be materially and adversely affected. In these circumstances, the trading price of our common stock would likely decline, and you could lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.
Risks Related to Our Business and Industry
We have a limited history of profitability, and we may not achieve or sustain profitability in the future, on a quarterly or annual basis.
We were established in 2000. Our first quarter of profitability since then was the quarter ended September 30, 2007 and we remained profitable until the quarter ended December 31, 2008. As of September 30, 2009, our accumulated deficit was $74.1 million and we had incurred losses of $16.9 million for the nine months ended September 30, 2009. We expect to make significant expenditures related to the development of our products and expansion of our business, including research and development and sales and administrative expenses. As a public company, we also incur significant legal, accounting and other expenses. Additionally, we may encounter unforeseen difficulties, complications, product delays and other unknown factors that require additional expenditures. As a result of these increased expenditures, we may have to generate and sustain substantially increased revenue to achieve profitability. Our revenue growth trends in prior periods may not be sustainable. Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur losses in the future.
We face intense competition and expect competition to increase in the future, which could reduce our revenue and customer base.
The market for our products is highly competitive and we expect competition to intensify in the future. This competition could make it more difficult for us to sell our products, and result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses and failure to increase, or the loss of, market share or expected market share, any of which would likely seriously harm our business, operating results and financial condition. For instance, semiconductor products have a history of declining prices as the cost of production is reduced. However, if market prices decrease faster than product costs, gross and operating margins can be adversely affected. Currently, we face competition from a number of established companies, including Broadcom Corporation, Freescale Semiconductor, Inc., Intel Corporation, Marvell Technology Group Ltd., PMC-Sierra, Inc., Netlogic Microsystems, Inc., Exar Corporation and others. In addition, in the video capture, process and display market segments we consider our competition to be companies that provide video encode and decode solutions, including Texas Instruments’ digital signal processors and SOCs for H.264 encoding and Amimon for wireless replacement of HDMI cables and wireless video displays.
A few of our current competitors operate their own fabrication facilities and have, and some of our potential competitors could have, longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we have. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features.
We expect increased competition from other established and emerging companies both domestically and internationally. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties. If so, new competitors or alliances that include our competitors may emerge that could acquire significant market share. We expect these trends to continue as companies attempt to strengthen or maintain their market positions in an evolving industry. In the future, further development by our competitors could cause our products to become obsolete. We expect continued competition from incumbents as well as from new entrants into the markets we serve. Our ability to compete depends on a number of factors, including:
•	our success in identifying new and emerging markets, applications and technologies;

•	our products’ performance and cost effectiveness relative to that of our competitors’ products;

•	our ability to deliver products in large volume on a timely basis at a competitive price;

•	our success in utilizing new and proprietary technologies to offer products and features previously not available in the marketplace;

•	our ability to recruit design and application engineers and sales and marketing personnel; and

•	our ability to protect our intellectual property.
In addition, we cannot assure you that existing customers or potential customers will not develop their own products, purchase competitive products or acquire companies that use alternative methods to enable networking, communication or security applications to facilitate network-aware processing in their systems. Any of these competitive threats, alone or in combination with others, could seriously harm our business, operating results and financial condition.
Our customers may cancel their orders, change production quantities or delay production, and if we fail to forecast demand for our products accurately, we may incur product shortages, delays in product shipments or excess or insufficient product inventory.
We generally do not obtain firm, long-term purchase commitments from our customers. Because production lead times often exceed the amount of time required to fulfill orders, we often must build in advance of orders, relying on an imperfect demand forecast to project volumes and product mix. Our demand forecast accuracy can be adversely affected by a number of factors, including inaccurate forecasting by our customers, changes in market conditions, adverse changes in our product order mix and demand for our customers’ products. Even after an order is received, our customers may cancel these orders or request a decrease in production quantities. Any such cancellation or decrease subjects us to a number of risks, most notably that our projected sales will not materialize on schedule or at all, leading to unanticipated revenue shortfalls and excess or obsolete inventory which we may be unable to sell to other customers. Alternatively, if we are unable to project customer requirements accurately, we may not build enough products, which could lead to delays in product shipments and lost sales opportunities in the near term, as well as force our customers to identify alternative sources, which could affect our ongoing relationships with these customers. We have in the past had customers dramatically increase their requested production quantities with little or no advance notice. If we do not timely fulfill customer demands, our customers may cancel their orders and we may be subject to customer claims for cost of replacement. Either underestimating or overestimating demand would lead to insufficient, excess or obsolete inventory, which could harm our operating results, cash flow and financial condition, as well as our relationships with our customers.
Adverse changes in general economic or political conditions in any of the major countries in which we do business could adversely affect our operating results.
As our business has grown to both customers located in the United States as well as customers located outside of the United States, we have become increasingly subject to the risks arising from adverse changes in both the domestic and global economic and political conditions. For example, the direction and relative strength of the U.S. and international economies remains uncertain due to softness in the housing markets, difficulties in the financial services sector and credit markets and continuing geopolitical uncertainties. If economic growth in the United States and other countries’ economies continues to slow, the demand for our customer’s products could decline, which would then decrease demand for our products. Furthermore, if economic conditions in the countries into which our customers sell their products continue to deteriorate, some of our customers may decide to postpone or delay certain development programs, which would then delay their need to purchase our products. This could result in a reduction in sales of our products or in a reduction in the growth of our product sales. Any of these events would likely harm investors view of our business, and our results of operations and financial condition.
We receive a substantial portion of our revenues from a limited number of customers, and the loss of, or a significant reduction in, orders from one or a few of our major customers would adversely affect our operations and financial condition.
We receive a substantial portion of our revenues from a limited number of customers. We received an aggregate of approximately 57.9% of our net revenues from our top five customers for the three months ended September 30,

2009. We anticipate that we will continue to be dependent on a limited number of customers for a significant portion of our revenues in the immediate future and in some cases the portion of our revenues attributable to certain customers may increase in the future. However, we may not be able to maintain or increase sales to certain of our top customers for a variety of reasons, including the following:
•	our agreements with our customers do not require them to purchase a minimum quantity of our products;

•	some of our customers can stop incorporating our products into their own products with limited notice to us and suffer little or no penalty; and

•	many of our customers have pre-existing or concurrent relationships with our current or potential competitors that may affect the customers’ decisions to purchase our products.
In the past, we have relied in significant part on our strategic relationships with customers that are technology leaders in our target markets. We intend to continue expanding such relationships and forming new strategic relationships but we cannot assure you that we will be able to do so. These relationships often require us to develop new products that may involve significant technological challenges. Our customers frequently place considerable pressure on us to meet their tight development schedules. Accordingly, we may have to devote a substantial amount of our resources to our strategic relationships, which could detract from or delay our completion of other important development projects. Delays in development could impair our relationships with our other strategic customers and negatively impact sales of the products under development. Moreover, it is possible that our customers may develop their own product or adopt a competitor’s solution for products that they currently buy from us. If that happens, our sales would decline and our business, financial condition and results of operations could be materially and adversely affected.
In addition, our relationships with some customers may also deter other potential customers who compete with these customers from buying our products. To attract new customers or retain existing customers, we may offer certain customers favorable prices on our products. In that event, our average selling prices and gross margins would decline. The loss of a key customer, a reduction in sales to any key customer or our inability to attract new significant customers could seriously impact our revenue and materially and adversely affect our results of operations.
We expect our operating results to fluctuate.
We expect our revenues and expense levels to vary in the future, making it difficult to predict our future operating results. In particular, we experience variability in demand for our products as our customers manage their product introduction dates and their inventories. Given the current global economic uncertainty, the demand for our products may be more varied and difficult to ascertain in a timely and efficient manner.
Additional factors that could cause our results to fluctuate include, among other things:
•	our ability to retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, and with the experience and capabilities that we need;

•	fluctuations in demand, sales cycles, product mix and prices for our products;

•	the timing of our product introductions, and the variability in lead time between the time when a customer begins to design in one of our products and the time when the customer’s end system goes into production and they begin purchasing our products;

•	the forecasting, scheduling, rescheduling or cancellation of orders by our customers;

•	our ability to successfully define, design and release new products in a timely manner that meet our customers’ needs;

•	changes in manufacturing costs, including wafer, test and assembly costs, mask costs, manufacturing yields and product quality and reliability;

•	the timing and availability of adequate manufacturing capacity from our manufacturing suppliers;

•	the timing of announcements by our competitors or us;

•	future accounting pronouncements and changes in accounting policies;

•	complexity of accounting regulations and related interpretations and policies, particularly those related to revenue recognition;

•	volatility in our stock price, which may lead to higher stock compensation expenses;

•	general economic and political conditions in the countries where we operate or our products are sold or used; costs associated with litigation, especially related to intellectual property; and

•	productivity and growth of our sales and marketing force.
Unfavorable changes in any of the above factors, most of which are beyond our control, could significantly harm our business and results of operations.
We may not sustain our growth rate, and we may not be able to manage any future growth effectively.
We have experienced significant growth in a short period of time. Our revenues increased from approximately $7.4 million in 2004 to approximately $19.4 million in 2005, $34.2 million in 2006, $54.2 million in 2007 and $86.6 million in 2008. For the nine months ended September 30, 2009, our revenues were $69.1 million. We have not achieved a similar growth rate in 2009 through September 30, 2009, and we may not achieve similar growth rates in future periods. You should not rely on our operating results for any prior quarterly or annual periods as an indication of our future operating performance. If we are unable to maintain adequate revenue growth, our financial results could suffer and our stock price could decline.
To manage our growth successfully and to continue handling the responsibilities of being a public company, we believe we must effectively, among other things:
•	recruit, hire, train and manage additional qualified engineers for our research and development activities, especially in the positions of design engineering, product and test engineering, and applications engineering;

•	add additional sales personnel and expand sales offices;

•	expand our administrative, financial and operational systems, procedures and controls; and

•	enhance our information technology support for enterprise resource planning and design engineering by adapting and expanding our systems and tool capabilities, and properly training new hires as to their use.
If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities or develop new products and we may fail to satisfy customer requirements, maintain product quality, execute our business plan or respond to competitive pressures.
The average selling prices of products in our markets have historically decreased over time and will likely do so in the future, which could harm our revenues and gross profits.
Average selling prices of semiconductor products in the markets we serve have historically decreased over time. Our gross profits and financial results will suffer if we are unable to offset any reductions in our average selling prices by reducing our costs, developing new or enhanced products on a timely basis with higher selling prices or gross profits, or increasing our sales volumes. Additionally, because we do not operate our own manufacturing, assembly or testing facilities, we may not be able to reduce our costs as rapidly as companies that operate their own facilities, and our costs may even increase, which could also reduce our margins. We have reduced the prices of our products in anticipation of future competitive pricing pressures, new product introductions by us or our competitors and other factors. We expect that we will have to do so again in the future.
We may be unsuccessful in developing and selling new products or in penetrating new markets.
We operate in a dynamic environment characterized by rapidly changing technologies and industry standards and technological obsolescence. Our competitiveness and future success depend on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost effective basis. A fundamental shift in technologies in any of our product markets could harm our competitive position within these markets. Our failure to anticipate these shifts, to develop new technologies or to react to changes in existing technologies could materially delay our development of new products, which could result in product obsolescence, decreased revenues and a loss of design wins to our competitors. The success of a new product depends on accurate forecasts of long-term market demand and future technological developments, as well as on a variety of specific implementation factors, including:
•	timely and efficient completion of process design and transfer to manufacturing, assembly and test processes;

•	the quality, performance and reliability of the product; and

•	effective marketing, sales and service.
If we fail to introduce new products that meet the demand of our customers or penetrate new markets that we target our resources on, our revenues will likely decrease over time and our financial condition could suffer. Additionally, if we concentrate resources on a new market that does not prove profitable or sustainable, our financial condition could decline.
Fluctuations in the mix of products sold may adversely affect our financial results.
Because of the wide price differences among our processors, the mix and types of performance capabilities of processors sold affect the average selling price of our products and have a substantial impact on our revenue. Generally, sales of higher performance products have higher gross margins than sales of lower performance products. We currently offer both higher and lower performance products in our NITROX, OCTEON, ECONA ARM and PureVu Video product families. During 2008 and in the six months ended June 30, 2009, we experienced a sales mix shift towards increased sales of lower performance, lower margin products, which negatively affected our overall gross margins. In the three months ended September 30, 2009 compared to the six months ended June 30, 2009, the product mix moved towards higher performance and higher margin products. If this shift moves back to lower performance, lower margin products, our overall gross margins will be negatively affected. Fluctuations in the mix and types of our products may also affect the extent to which we are able to recover our fixed costs and investments that are associated with a particular product, and as a result can negatively impact our financial results.
The semiconductor and communications industries have historically experienced significant fluctuations with prolonged downturns, which could impact our operating results, financial condition and cash flows.
The semiconductor industry has historically exhibited cyclical behavior, which at various times has included significant downturns in customer demand, which happened in late 2008 and continued through 2009. Because a significant portion of our expenses is fixed in the near term or is incurred in advance of anticipated sales, we may not be able to decrease our expenses rapidly enough to offset any unanticipated shortfall in revenues. If this situation were to occur, it could adversely affect our operating results, cash flow and financial condition. Furthermore, the semiconductor industry has periodically experienced periods of increased demand and production constraints. If this happens in the future, we may not be able to produce sufficient quantities of our products to meet the increased demand. We may also have difficulty in obtaining sufficient wafer, assembly and test resources from our subcontract manufacturers. Any factor adversely affecting the semiconductor industry in general, or the particular segments of the industry that our products target, may adversely affect our ability to generate revenue and could negatively impact our operating results.
The communications industry has, in the past, experienced pronounced downturns, and these cycles may continue in the future. To respond to a downturn, many networking equipment providers may slow their research and development activities, cancel or delay new product development, reduce their inventories and take a cautious approach to acquiring our products, which would have a significant negative impact on our business. If this situation were to occur, it could adversely affect our operating results, cash flow and financial condition. In the future, any of these trends may also cause our operating results to fluctuate significantly from year to year, which may increase the volatility of the price of our stock.
Our products must meet exact specifications, and defects and failures may occur, which may cause customers to return or stop buying our products.
Our customers generally establish demanding specifications for quality, performance and reliability that our products must meet. However, our products are highly complex and may contain defects and failures when they are first introduced or as new versions are released. If defects and failures occur in our products during the design phase or after, we could experience lost revenues, increased costs, including warranty expense and costs associated with customer support, delays in or cancellations or rescheduling of orders or shipments, product returns or discounts, diversion of management resources or damage to our reputation and brand equity, and in some cases consequential damages, any of which would harm our operating results. In addition, delays in our ability to fill product orders as a result of quality control issues may negatively impact our relationship with our customers. We cannot assure you that we will have sufficient resources, including any available insurance, to satisfy any asserted claims.
We may have difficulty selling our products if our customers do not design our products into their systems, and the nature of the design process requires us to incur expenses prior to recognizing revenues associated with those expenses which may adversely affect our financial results.
One of our primary focuses is on winning competitive bid selection processes, known as “design wins,” to develop products for use in our customers’ products. We devote significant time and resources in working with our customers’ system designers to understand their future needs and to provide products that we believe will meet those needs and these bid selection processes can be lengthy. If a customer’s system designer initially chooses a competitor’s product, it becomes significantly more difficult for us to sell our products for use in that system because changing suppliers can involve significant cost, time, effort and risk for our customers. Thus, our failure to win a competitive bid can result in our foregoing revenues from a given customer’s product line for the life of that product. In addition, design opportunities may be infrequent or may be delayed. Our ability to compete in the future will depend, in large part, on our ability to design products to ensure compliance with our customers’ and potential customers’ specifications. We expect to invest significant time and resources and to incur significant expenses to design our products to ensure compliance with relevant specifications.
We often incur significant expenditures in the development of a new product without any assurance that our customers’ system designers will select our product for use in their applications. We often are required to anticipate which product designs will generate demand in advance of our customers expressly indicating a need for that particular design. Even if our customers’ system designers select our products, a substantial period of time will elapse before we generate revenues related to the significant expenses we have incurred.
The reasons for this delay generally include the following elements of our product sales and development cycle timeline and related influences:
•	our customers usually require a comprehensive technical evaluation of our products before they incorporate them into their designs;

•	it can take from nine months to three years from the time our products are selected to commence commercial shipments; and our customers may experience changed market conditions or product development issues. The resources devoted to product development and sales and marketing may not generate material revenue for us, and from time to time, we may need to write off excess and obsolete inventory if we have produced product in anticipation of expected demand. We may spend resources on the development of products that our customers may not adopt. If we incur significant expenses and investments in inventory in the future that we are not able to recover, and we are not able to compensate for those expenses, our operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions but still hold higher cost products in inventory, our operating results would be harmed.
Additionally, even if system designers use our products in their systems, we cannot assure you that these systems will be commercially successful or that we will receive significant revenue from the sales of processors for those systems. As a result, we may be unable to accurately forecast the volume and timing of our orders and revenues associated with any new product introductions.
If customers do not believe our products solve a critical need, our revenues will decline.
Our products are used in networking and security equipment including routers, switches, UTM appliances, intelligent switches, application-aware gateways, triple-play gateways, WLAN and 3G access and aggregation devices, storage networking equipment, servers, intelligent network interface cards, IP surveillance systems, wireless HDMI cable replacement systems, video conferencing systems and connected home and office equipment.
In order to meet our growth and strategic objectives, providers of networking equipment must continue to incorporate our products into their systems and the demands for their systems must grow as well. Our future depends in large part on factors outside our control, and the sale of next-generation networks may not meet our revenue growth and strategic objectives.

In the event we terminate one of our distributor arrangements, it could lead to a loss of revenues and possible product returns.
A portion of our sales is made through third-party distribution agreements. Termination of a distributor relationship, either by us or by the distributor, could result in a temporary or permanent loss of revenues, until a replacement distributor can be established to service the affected end-user customers. We may not be successful in finding suitable alternative distributors on satisfactory terms or at all and this could adversely affect our ability to sell in certain locations or to certain end-user customers. Additionally, if we terminate our relationship with a distributor, we may be obligated to repurchase unsold products. We record a reserve for estimated returns and price credits. If actual returns and credits exceed our estimates, our operating results could be harmed. Our arrangements with our distributors typically also include price protection provisions if we reduce our list prices.
We rely on our ecosystem partners to enhance our product offerings and our inability to continue to develop or maintain such relationships in the future would harm our ability to remain competitive.
We have developed relationships with third parties, which we refer to as ecosystem partners, which provide operating systems, tool support, reference designs and other services designed for specific uses with our SoCs. We believe that these relationships enhance our customers’ ability to get their products to market quickly. If we are unable to continue to develop or maintain these relationships, we might not be able to enhance our customers’ ability to commercialize their products in a timely fashion and our ability to remain competitive would be harmed.
The loss of any of our key personnel could seriously harm our business, and our failure to attract or retain specialized technical, management or sales and marketing talent could impair our ability to grow our business.
We believe our future success will depend in large part upon our ability to attract, retain and motivate highly skilled managerial, engineering, sales and marketing personnel. The loss of any key employees or the inability to attract, retain or motivate qualified personnel, including engineers and sales and marketing personnel, could delay the development and introduction of and harm our ability to sell our products. We believe that our future success is highly dependent on the contributions of Syed Ali, our co-founder, President and Chief Executive Officer, and others. None of our employees have fixed-term employment contracts; they are all at-will employees. The loss of the services of Mr. Ali, other executive officers or certain other key personnel could materially and adversely affect our business, financial condition and results of operations. For instance, if any of these individuals were to leave our company unexpectedly, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity during the search for and while any such successor is integrated into our business and operations.
There is currently a shortage of qualified technical personnel with significant experience in the design, development, manufacturing, marketing and sales of integrated circuits. In particular, there is a shortage of engineers who are familiar with the intricacies of the design and manufacture of networking processors, and competition for these engineers is intense. Our key technical personnel represent a significant asset and serve as the source of our technological and product innovations. We may not be successful in attracting, retaining and motivating sufficient numbers of technical personnel to support our anticipated growth.
To date, we have relied primarily on our direct marketing and sales force to drive new customer design wins and to sell our products. Because we are looking to expand our customer base and grow our sales to existing customers, we will need to hire additional qualified sales personnel in the near term and beyond if we are to achieve revenue growth. The competition for qualified marketing and sales personnel in our industry, and particularly in Silicon Valley, is very intense. If we are unable to hire, train, deploy and manage qualified sales personnel in a timely manner, our ability to grow our business will be impaired. In addition, if we are unable to retain our existing sales personnel, our ability to maintain or grow our current level of revenues will be adversely affected. Further, if we are unable to integrate and retain personnel acquired through our various acquisitions, we may not be able to fully capitalize on such acquisitions.
Stock options and restricted stock units generally comprise a significant portion of our compensation packages for all employees. The FASB requirement to expense the fair value of stock options awarded to employees beginning in the first quarter of our fiscal 2006 has increased our operating expenses and may cause us to reevaluate our compensation structure for our employees. Our inability to attract, retain and motivate additional key employees could have an adverse effect on our business, financial condition and results of operations.

In addition, we rely on stock-based awards as one means for recruiting, motivating and retaining highly skilled talent. If the value of such stock awards does not appreciate as measured by the performance of the price of our common stock or if our share-based compensation otherwise ceases to be viewed as a valuable benefit, our ability to attract, retain, and motivate employees could be weakened, which could harm our results of operations. The decline in the trading price of our common stock has resulted in the exercise price of a portion of our outstanding options to exceed the current trading price of our common stock, thus lessening the effectiveness of these stock-based awards. Consequently, we may not continue to successfully attract and retain key personnel which would harm our business.
We have a limited operating history, and we may have difficulty accurately predicting our future revenues for the purpose of appropriately budgeting and adjusting our expenses.
We were established in 2000. Our first quarter of profitability since then was the quarter ended September 30, 2007 and we remained profitable until the quarter ended December 31, 2008. Since we had only five quarters of operating profitability, we do not have an extended history from which to predict and manage profitability. Our limited operating experience, a dynamic and rapidly evolving market in which we sell our products, our dependence on a limited number of customers, as well as numerous other factors beyond our control, including general market conditions, impede our ability to forecast quarterly and annual revenues accurately. As a result, we could experience budgeting and cash flow management problems, unexpected fluctuations in our results of operations and other difficulties, any of which could make it difficult for us to attain and maintain profitability and could increase the volatility of the market price of our common stock.
Some of our operations and a significant portion of our customers and contract manufacturers are located outside of the United States, which subjects us to additional risks, including increased complexity and costs of managing international operations and geopolitical instability.
We have international sales offices and research and development facilities and we conduct, and expect to continue to conduct, a significant amount of our business with companies that are located outside the United States, particularly in Asia and Europe. Even customers of ours that are based in the United States often use contract manufacturers based in Asia to manufacture their systems, and it is the contract manufacturers that purchase products directly from us. As a result of our international focus, we face numerous challenges, including:
•	increased complexity and costs of managing international operations;

•	longer and more difficult collection of receivables;

•	difficulties in enforcing contracts generally;

•	geopolitical and economic instability and military conflicts;

•	limited protection of our intellectual property and other assets;

•	compliance with local laws and regulations and unanticipated changes in local laws and regulations, including tax laws and regulations;

•	trade and foreign exchange restrictions and higher tariffs;

•	travel restrictions;

•	timing and availability of import and export licenses and other governmental approvals, permits and licenses, including export classification requirements;

•	foreign currency exchange fluctuations relating to our international operating activities;

•	transportation delays and limited local infrastructure and disruptions, such as large scale outages or interruptions of service from utilities or telecommunications providers;

•	difficulties in staffing international operations;

•	heightened risk of terrorism;

•	local business and cultural factors that differ from our normal standards and practices;

•	differing employment practices and labor issues;

•	regional health issues (e.g., SARS) and natural disasters; and

•	work stoppages.
We outsource our wafer fabrication, assembly, testing, warehousing and shipping operations to third parties, and rely on these parties to produce and deliver our products according to requested demands in specification, quantity, cost and time.
We rely on third parties for substantially all of our manufacturing operations, including wafer fabrication, assembly, testing, warehousing and shipping. We depend on these parties to supply us with material of a requested quantity in a timely manner that meets our standards for yield, cost and manufacturing quality. We do not have any long-term supply agreements with our manufacturing suppliers. Any problems with our manufacturing supply chain could adversely impact our ability to ship our products to our customers on time and in the quantity required, which in turn could cause an unanticipated decline in our sales and possibly damage our customer relationships.
The fabrication of integrated circuits is a complex and technically demanding process. Our foundries could, from time to time, experience manufacturing defects and reduced manufacturing yields. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by our foundries could result in lower than anticipated manufacturing yields or unacceptable performance. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time consuming and expensive to correct. Poor yields from our foundries, or defects, integration issues or other performance problems in our products could cause us significant customer relations and business reputation problems, harm our financial results and result in financial or other damages to our customers. Our customers could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.
Our products are manufactured at a limited number of locations. If we experience manufacturing problems at a particular location, we would be required to transfer manufacturing to a backup location or supplier. Converting or transferring manufacturing from a primary location or supplier to a backup fabrication facility could be expensive and could take one to two quarters. During such a transition, we would be required to meet customer demand from our then-existing inventory, as well as any partially finished goods that can be modified to the required product specifications. We do not seek to maintain sufficient inventory to address a lengthy transition period because we believe it is uneconomical to keep more than minimal inventory on hand. As a result, we may not be able to meet customer needs during such a transition, which could delay shipments, cause a production delay or stoppage for our customers, result in a decline in our sales and damage our customer relationships. In addition, we have no long-term supply contracts with the foundries that we work with. Availability of foundry capacity has in the recent past been reduced due to strong demand. The ability of each foundry to provide us with semiconductor devices is limited by its available capacity and existing obligations. Foundry capacity may not be available when we need it or at reasonable prices which could cause us to be unable to meet customer needs, delay shipments, because a production delay or stoppage for our customers, result in a decline in our sales and harm our financial results.
In addition, a significant portion of our sales are to customers that practice just-in-time order management from their suppliers, which gives us a very limited amount of time in which to process and complete these orders. As a result, delays in our production or shipping by the parties to whom we outsource these functions could reduce our sales, damage our customer relationships and damage our reputation in the marketplace, any of which could harm our business, results of operations and financial condition.
Any increase in the manufacturing cost of our products could reduce our gross margins and operating profit.
The semiconductor business exhibits ongoing competitive pricing pressure from customers and competitors. Accordingly, any increase in the cost of our products, whether by adverse purchase price variances or adverse manufacturing cost variances, will reduce our gross margins and operating profit. We do not have any long-term supply agreements with our manufacturing suppliers and we typically negotiate pricing on a purchase order by purchase order basis. Consequently, we may not be able to obtain price reductions or anticipate or prevent future price increases from our suppliers.
Some of our competitors may be better financed than we are, may have long-term agreements with our main foundries and may induce our foundries to reallocate capacity to those customers. This reallocation could impair our ability to secure the supply of components that we need. Although we use several independent foundries to manufacture substantially all of our semiconductor products, most of our components are not manufactured at more than one foundry at any given time, and our products typically are designed to be manufactured in a specific process at only one of these foundries. Accordingly, if one of our foundries is unable to provide us with components as needed, we could experience significant delays in securing sufficient supplies of those components. We cannot assure you that any of our existing or new foundries will be able to produce integrated circuits with acceptable manufacturing yields, or that our foundries will be able to deliver enough semiconductor devices to us on a timely basis, or at reasonable prices. These and other related factors could impair our ability to meet our customers’ needs and have a material and adverse effect on our operating results.
In order to secure sufficient foundry capacity when demand is high and mitigate the risks described in the foregoing paragraph, we may enter into various arrangements with suppliers that could be costly and harm our operating results, such as nonrefundable deposits with or loans to foundries in exchange for capacity commitments and contracts that commit us to purchase specified quantities of integrated circuits over extended periods. We may not be able to make any such arrangement in a timely fashion or at all, and any arrangements may be costly, reduce our financial flexibility, and not be on terms favorable to us. Moreover, if we are able to secure foundry capacity, we may be obligated to use all of that capacity or incur penalties. These penalties may be expensive and could harm our financial results.
If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.
Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. The Sarbanes-Oxley Act of 2002 requires management and our auditors to evaluate and assess the effectiveness of our internal control over financial reporting. These Sarbanes-Oxley Act requirements may be modified, supplemented or amended from time to time. Implementing these changes may take a significant amount of time and may require specific compliance training of our personnel. In the future, we may discover areas of our internal controls that need improvement. If our auditors or we discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our stock price. We may not be able to effectively and timely implement necessary control changes and employee training to ensure continued compliance with the Sarbanes-Oxley Act and other regulatory and reporting requirements. Our rapid growth in recent periods and our possible future expansion through acquisitions, present challenges to maintain the internal control and disclosure control standards applicable to public companies. If we fail to maintain effective internal controls, we could be subject to regulatory scrutiny and sanctions and investors could lose confidence in the accuracy and completeness of our financial reports.
Our acquisition strategy may result in unanticipated accounting charges or otherwise adversely affect our results of operations, and result in difficulties in assimilating and integrating the operations, personnel, technologies and products of acquired companies or businesses, or be dilutive to existing shareholders.
In May 2008, we acquired certain assets of Parallogic Corporation, in August 2008 we acquired substantially all of the assets of Star Semiconductor Corporation, in December 2008, we acquired W&W Communications, Inc., in December 2009 we acquired MontaVista Software, Inc. and we may in the future acquire companies or assets of companies that we believe to be complementary to our business, including for the purpose of expanding our new product design capacity, introducing new design, market or application skills or enhancing and expanding our existing product lines. In connection with any such future acquisitions, we may need to use a significant portion of our available cash, issue additional equity securities that would dilute current stockholders’ percentage ownership and incur substantial debt or contingent liabilities. Such actions could adversely impact our operating results and the market price of our common stock. In addition, difficulties may occur in assimilating and integrating the operations, personnel, technologies, and products of acquired companies or businesses. In addition, key personnel of an acquired company may decide not to work for us. Moreover, to the extent we acquire a company with existing products; those products may have lower gross margins than our customary products, which could adversely affect our gross margin and operating results. If an acquired company also has inventory that we assume, we will be required to write up the carrying value of that inventory to fair value.
When that inventory is sold, the gross margins for those products are reduced and our gross margins for that period are negatively affected. Furthermore, the purchase price of any acquired businesses may exceed the current fair values of the net tangible assets of such acquired businesses. As a result, we would be required to record material amounts of goodwill, and acquired in-process research and development charges and other intangible assets, which could result in significant impairment and acquired in-process research and development charges and amortization expense in future periods. These charges, in addition to the results of operations of such acquired businesses and potential restructuring costs associated with an acquisition, could have a material adverse effect on our business, financial condition and results of operations. We cannot forecast the number, timing or size of future acquisitions, or the effect that any such acquisitions might have on our operating or financial results.
We rely on third-party technologies for the development of our products and our inability to use such technologies in the future would harm our ability to remain competitive.
We rely on third parties for technologies that are integrated into our products, such as wafer fabrication and assembly and test technologies used by our contract manufacturers, as well as licensed MIPS and ARM architecture technologies. If we are unable to continue to use or license these technologies on reasonable terms, or if these technologies fail to operate properly, we may not be able to secure alternatives in a timely manner and our ability to remain competitive would be harmed. In addition, if we are unable to successfully license technology from third parties to develop future products, we may not be able to develop such products in a timely manner or at all.
Our failure to protect our intellectual property rights adequately could impair our ability to compete effectively or to defend ourselves from litigation, which could harm our business, financial condition and results of operations.
We rely primarily on patent, copyright, trademark and trade secret laws, as well as confidentiality and nondisclosure agreements and other methods, to protect our proprietary technologies and know-how. We have been issued 18 patents in the United States and three patents in foreign countries and have an additional 27 patent applications pending in the United States and 27 patent applications pending in foreign countries. Even if the pending patent applications are granted, the rights granted to us may not be meaningful or provide us with any commercial advantage. For example, these patents could be opposed, contested, circumvented or designed around by our competitors or be declared invalid or unenforceable in judicial or administrative proceedings. The failure of our patents to adequately protect our technology might make it easier for our competitors to offer similar products or technologies. Our foreign patent protection is generally not as comprehensive as our U.S. patent protection and may not protect our intellectual property in some countries where our products are sold or may be sold in the future. Many U.S.-based companies have encountered substantial intellectual property infringement in foreign countries, including countries where we sell products. Even if foreign patents are granted, effective enforcement in foreign countries may not be available.
Monitoring unauthorized use of our intellectual property is difficult and costly. Although we are not aware of any unauthorized use of our intellectual property in the past, it is possible that unauthorized use of our intellectual property may have occurred or may occur without our knowledge. We cannot assure you that the steps we have taken will prevent unauthorized use of our intellectual property.
Our failure to effectively protect our intellectual property could reduce the value of our technology in licensing arrangements or in cross-licensing negotiations, and could harm our business, results of operations and financial condition. We may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination favorable to us.
Some of the software used with our products, as well as that of some of our customers, may be derived from so called “open source” software that is generally made available to the public by its authors and/or other third parties. Such open source software is often made available to us under licenses, such as the GNU General Public License, which impose certain obligations on us in the event we were to make available derivative works of the open source software. These obligations may require us to make source code for the derivative works available to the public, and/or license such derivative works under a particular type of license, rather than the forms of license customarily used to protect our intellectual property. In addition, there is little or no legal precedent for interpreting the terms of certain of these open source licenses, including the determination of which works are subject to the terms of such licenses. While we believe we have complied with our obligations under the various applicable licenses for open source software, in the event the copyright holder of any open source software were to successfully establish in court that we had not complied with the terms of a license for a particular work, we could be required to release the source code of that work to the public and/or stop distribution of that work.

Assertions by third parties of infringement by us of their intellectual property rights could result in significant costs and cause our operating results to suffer.
The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights and positions, which has resulted in protracted and expensive litigation for many companies. We expect that in the future we may receive communications from various industry participants alleging our infringement of their patents, trade secrets or other intellectual property rights. Any lawsuits resulting from such allegations could subject us to significant liability for damages and invalidate our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:
•	stop selling products or using technology that contain the allegedly infringing intellectual property;

•	lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others; incur significant legal expenses;

•	pay substantial damages to the party whose intellectual property rights we may be found to be infringing;

•	redesign those products that contain the allegedly infringing intellectual property; or

•	attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all.
Any significant impairment of our intellectual property rights from any litigation we face could harm our business and our ability to compete.
Our customers could also become the target of litigation relating to the patent and other intellectual property rights of others. This could trigger technical support and indemnification obligations in some of our licenses or customer agreements. These obligations could result in substantial expenses, including the payment by us of costs and damages relating to claims of intellectual property infringement. In addition to the time and expense required for us to provide support or indemnification to our customers, any such litigation could disrupt the businesses of our customers, which in turn could hurt our relationships with our customers and cause the sale of our products to decrease. We cannot assure you that claims for indemnification will not be made or that if made, such claims would not have a material adverse effect on our business, operating results or financial conditions.
Our third-party contractors are concentrated primarily in Taiwan and Japan, an area subject to earthquake and other risks. Any disruption to the operations of these contractors could cause significant delays in the production or shipment of our products.
Substantially all of our products are manufactured by third-party contractors located in Taiwan and to a lesser extent manufactured by a third party contractor located in Japan. The risk of an earthquake in Taiwan, Japan and elsewhere in the Pacific Rim region is significant due to the proximity of major earthquake fault lines to the facilities of our foundries and assembly and test subcontractors. For example, several major earthquakes have occurred in Taiwan and Japan since our incorporation in 2000. Although our third-party contractors did not suffer any significant damage as a result of these most recent earthquakes, the occurrence of additional earthquakes or other natural disasters could result in the disruption of our foundry or assembly and test capacity. Any disruption resulting from such events could cause significant delays in the production or shipment of our products until we are able to shift our manufacturing, assembling or testing from the affected contractor to another third-party vendor. We may not be able to obtain alternate capacity on favorable terms, if at all.
We may experience difficulties in transitioning to new wafer fabrication process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries and increased expenses.
In order to remain competitive, we expect to continue to transition our semiconductor products to increasingly smaller line width geometries. This transition requires us to modify our designs to work with the manufacturing processes of our foundries. We periodically evaluate the benefits, on a product-by-product basis, of migrating to new process technologies to reduce cost and improve performance. We may face difficulties, delays and expenses as we continue to transition our products to new processes. We are dependent on our relationships with our foundry contractors to transition to new processes successfully. We cannot assure you that the foundries that we use will be able to effectively manage the transition or that we will be able to maintain our existing foundry relationships or develop new ones. If any of our foundry contractors or we experience significant delays in this transition or fail to efficiently implement this transition, we could experience reduced manufacturing yields, delays in product deliveries and increased expenses, all of which could harm our relationships with our customers and our results of operations. As new processes become more prevalent, we expect to continue to integrate greater levels of functionality, as well as customer and third-party intellectual property, into our products. However, we may not be able to achieve higher levels of design integration or deliver new integrated products on a timely basis.
Our investment portfolio may become impaired by further deterioration of the capital markets.
Our cash equivalents at September 30, 2009 consisted primarily of money market instruments, which are invested primarily in United States treasury securities, bonds of government agencies, and corporate bonds. We follow an established investment policy and set of guidelines to monitor, manage and limit our exposure to interest rate and credit risk. The policy sets forth credit quality standards and limits our exposure to any one issuer, as well as our maximum exposure to various asset classes.
As a result of current adverse financial market conditions, investments in some financial instruments, such as structured investment vehicles, sub-prime mortgage-backed securities and collateralized debt obligations, may pose risks arising from liquidity and credit concerns. As of September 30, 2009, we had no direct holdings in these categories of investments and our indirect exposure to these financial instruments through our holdings in money market instruments was immaterial. As of September 30, 2009, we had no impairment charge associated with our cash equivalents relating to such adverse financial market conditions. Although we believe our current investment portfolio has very little risk of impairment, we cannot predict future market conditions or market liquidity and can provide no assurance that our investment portfolio will remain unimpaired.
We may need to raise additional capital, which might not be available or which, if available, may be on terms that are not favorable to use.
We believe our existing cash balances and cash expected to be generated from our operations will be sufficient to meet our working capital, capital expenditures and other needs for at least the next 12 months. In the future, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we issue equity securities to raise additional funds, the ownership percentage of our stockholders would be reduced, and the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If we borrow money, we may incur significant interest charges, which could harm our profitability. Holders of debt would also have rights, preferences or privileges senior to those of existing holders of our common stock. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could harm our business, operating results and financial condition.
Our future effective tax rates could be affected by the allocation of our income among different geographic regions, which could affect our future operating results, financial condition and cash flows.
We are in the process of expanding our international operations and staff to better support our expansion into international markets. This expansion includes the implementation of an international structure that includes, among other things, a research and development cost-sharing arrangement, certain licenses and other contractual arrangements between us and our wholly-owned domestic and foreign subsidiaries. As a result of these changes, we anticipate that our consolidated pre-tax income will be subject to foreign tax at relatively lower tax rates when compared to the United States federal statutory tax rate and, as a consequence, our effective income tax rate is expected to be lower than the United States federal statutory rate. Our future effective income tax rates could be adversely affected if tax authorities challenge our international tax structure or if the relative mix of United States and international income changes for any reason. Accordingly, there can be no assurance that our income tax rate will be less than the United States federal statutory rate.
We may incur impairments to goodwill or long-lived assets.
We review our long-lived assets, including goodwill and other intangible assets, for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.
Significant negative industry or economic trends, including a significant decline in the market price of our common stock, reduced estimates of future cash flows for our reporting units or disruptions to our business could lead to an impairment charge of our long-lived assets, including goodwill and other intangible assets.
Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and to rely heavily on projections of future operating performance. We operate in highly competitive environments and projections of future operating results and cash flows may vary significantly from results. Additionally, if our analysis results in an impairment to our goodwill, we may be required to record a charge to earnings in our financial statements during a period in which such impairment is determined to exist, which may negatively impact our results of operations.

Risks Related to our Common Stock
The market price of our common stock may be volatile, which could cause the value of your investment to decline.
The trading prices of the securities of technology companies have been highly volatile. Further, our common stock has a limited trading history. Since our initial public offering in May 2007 through January 8, 2010, our stock price has fluctuated from a low of $7.61 to a high of $35.60. We cannot predict the extent to which the trading market will continue to develop or how liquid the market may become. The trading price of our common stock is therefore likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:
•	quarterly variations in our results of operations or those of our competitors;

•	general economic conditions and slow or negative growth of related markets;

•	announcements by us or our competitors of design wins, acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	our ability to develop and market new and enhanced products on a timely basis;

•	commencement of, or our involvement in, litigation;

•	disruption to our operations;

•	the emergence of new sales channels in which we are unable to compete effectively;

•	any major change in our board of directors or management;

•	changes in financial estimates including our ability to meet our future revenue and operating profit or loss projections;

•	changes in governmental regulations; and

•	changes in earnings estimates or recommendations by securities analysts.
Furthermore, the stock market in general, and the market for semiconductor and other technology companies in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. These trading price fluctuations may also make it more difficult for us to use our common stock as a means to make acquisitions or to use options to purchase our common stock to attract and retain employees. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.
Future sales of our common stock in the public market could cause our stock price to fall.
Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. As of September 30, 2009, we had 41,662,292 shares of common stock outstanding, all of which shares were eligible for sale in the public market, subject in some cases to the volume limitations and manner of sale requirements under Rule 144.
In addition, we have filed registration statements on Form S-8 under the Securities Act of 1933, as amended, to register the shares of our common stock reserved for issuance under our stock option plans, and intend to file additional registration statements on Form S-8 to register the shares automatically added each year to the share reserves under these plans.

Pursuant to the terms of a Registration Rights Agreement dated December 14, 2009 we entered into with the selling stockholders, we have filed a registration statement under the Securities Act, of which this prospectus is a part, registering the resale of the 1,467,612 shares of common stock we issued to the selling stockholders pursuant to that certain Agreement and Plan of Merger and Reorganization, dated November 6, 2009, among Cavium Networks, MV Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Cavium Networks, Mantra, LLC, a Delaware limited liability company and wholly owned subsidiary of Cavium Networks, MontaVista Software, Inc., a Delaware corporation and with respect to sections 9 and 10.1 of the Merger Agreement, Thomas Kelly as the MontaVista stockholders’ agent.
A limited number of stockholders may have the ability to influence the outcome of director elections and other matters requiring stockholder approval.
Our directors, executive officers and principal stockholders and their affiliates beneficially owned approximately 45.7% of our outstanding common stock as of September 30, 2009. These stockholders, if they acted together, could exert substantial influence over matters requiring approval by our stockholders, including electing directors, adopting new compensation plans and approving mergers, acquisitions or other business combination transactions. This concentration of ownership may discourage, delay or prevent a change of control of our company, which could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company and might reduce our stock price. These actions may be taken even if they are opposed by our other stockholders.
Delaware law and our amended and restated certificate of incorporation and bylaws contain provisions that could delay or discourage takeover attempts that stockholders may consider favorable.
Provisions in our amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:
•	the division of our board of directors into three classes;

•	the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or due to the resignation or departure of an existing board member;

•	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for the advance notice of nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

•	the ability of the board of directors to issue, without stockholder approval, up to 10,000,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of our common stock;

•	the elimination of the rights of stockholders to call a special meeting of stockholders and to take action by written consent in lieu of a meeting;

•	the required approval of at least 662/3% of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our amended and restated certificate of incorporation regarding the election and removal of directors and the inability of stockholders to take action by written consent in lieu of a meeting; and

•	the required approval of at least a majority of the shares entitled to vote at an election of directors to remove directors without cause.
In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, particularly those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts, could reduce the price that investors are willing to pay for shares of our common stock in the future and could potentially result in the market price being lower than they would without these provisions.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, including the information that we incorporate by reference, contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “continue” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “could,” “will,” or the negative of these terms or other comparable terminology. These forward-looking statements may also use different phrases. Discussions containing these forward-looking statements may be found, among other places, in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q subsequent to the filing of our most recent annual report on Form 10-K with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Forward-looking statements include, but are not limited to, statements about:
•	our expectations regarding our expenses, sales and operations;

•	our operating results;

•	our customer concentration;

•	our ability to anticipate the future needs of our customers;

•	our ability to achieve new design wins;

•	our plans for future products and enhancements of existing products;

•	our growth strategy and our growth rate;

•	our anticipated cash needs and our estimates regarding our capital requirements and our need for additional financing;

•	our intellectual property, third-party intellectual property and claims related to infringement thereof; and

•	our anticipated trends and challenges in the markets in which we operate, including average selling price reductions, cyclicality in the networking industry and transitions to new process technologies.
     Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks include those risks discussed under the heading “Risk Factors” and elsewhere in this prospectus. Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements. You should read this prospectus and the documents that we reference and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS
     We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus.
SELLING STOCKHOLDERS
     On December 14, 2009, we issued an aggregate of 1,467,612 shares of common stock to the selling stockholders pursuant to that certain Agreement and Plan of Merger and Reorganization, dated November 6, 2009, among Cavium Networks, MV Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Cavium Networks (“Merger Sub I”), Mantra, LLC, a Delaware limited liability company and wholly owned subsidiary of Cavium Networks (“Merger Sub II”), MontaVista Software, Inc., a Delaware corporation (“MontaVista”) and with respect to sections 9 and 10.1 of the Merger Agreement, Thomas Kelly as the MontaVista stockholders’ agent (the “Merger Agreement”). Pursuant to the Registration Rights Agreement dated December 14, 2009, that we entered into with each of the selling stockholders (the “Registration Rights Agreement”) related to the shares issued pursuant to the Merger Agreement, we agreed to file a registration statement of which this prospectus is a part with the SEC to register the disposition of the shares of our common stock we issued, and to use our commercially reasonable best efforts to keep the registration statement continuously effective until the until the earlier of (i) the date on which each selling stockholder is able to dispose of all their shares in any 90 day period pursuant to Rule 144 and without the requirement to be in compliance with any current public information requirements under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.
     The following table sets forth:
•	the name of each of the selling stockholders;

•	the number of shares of our common stock owned by each such selling stockholder prior to this offering;

•	the percentage (if one percent or more) of common stock owned by each such selling stockholder prior to this offering;

•	the number of shares of our common stock being offered pursuant to this prospectus;

•	the number of shares of our common stock to be owned upon completion of this offering, assuming all such shares are sold;

•	the percentage (if one percent or more) of common stock owned by each such selling stockholder after this offering, assuming all such shares are sold; and

•	if applicable, a description of the material relationship such selling stockholder has with us.
     This table is prepared based on information supplied to us by the selling stockholders and reflects holdings as of December 15, 2009. As used in this prospectus, the term “selling stockholder” includes each of the selling stockholders listed below, and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.
     Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. The percentage of shares beneficially owned prior to the offering is based on 43,298,327 shares of our common stock actually outstanding as of December 15, 2009, including the shares of our common stock issued to the selling stockholders.

     Except as otherwise noted below, the address for each person or entity listed in the table is c/o Cavium Networks, Inc., 805 East Middlefield Road, Mountain View, California 94043.

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned Prior		Number of Shares	Beneficially Owned After
	to Offering		Being Offered	Offering
Security Holder	Number	Percent		Number	Percent
Alloy Funds
Alloy Annex I, L.P. (2)	66,712	*	66,712	—	*
Alloy Corporate 2000, L.P. (2)	13,261	*	13,261	—	*
Alloy Investors 2000, L.P. (2)	22,751	*	22,751	—	*
Alloy Partners 2000, L.P. (2)	5,655	*	5,655	—	*
Alloy Ventures 2000, L.P. (2)	110,340	*	110,340	—	*
Alloy Funds Total	218,719	*	218,719	—	*

U.S. Venture Partners Funds
USVP Entrepreneur Partners VII-A, L.P. (3)	4,464	*	4,464	—	*
USVP Entrepreneur Partners VII-B, L.P. (3)	4,464	*	4,464	—	*
U.S. Venture Partners VII, L.P. (3)	428,622	*	428,622	—	*
2180 Associates Fund VII, L.P. (3)	8,929	*	8,929	—	*
U.S. Venture Partners Funds Total	446,479	1.03%	446,479	—	*

A&E Investment LLC (4)	2,790	*	2,790	—	*
Kristin Anderson and Scott Anderson as community property (5)	669	*	669	—	*
The Board of Trustees of the Leland Stanford Junior University (Daper I) (6)	1,080	*	1,080	—	*
The Board of Trustees of the Leland Stanford Junior University (SEVF II) (6)	1,080	*	1,080	—	*
Cipio Partners Fund III GmbH & Co. KG (7)	83,691	*	83,691	—	*
Russell A. Harris	19,255	*	19,255	—	*
Jeanne D. Wohlers	1,211	*	1,211	—	*
The Herzig-Wohlers Revocable Trust dated 7/26/07 (8)	296	*	296	—	*
Thomas F. Kelly	15,371	*	15,371	—	*
NEC Corporation (9)	135,064	*	135,064	—	*
Frank Rowand	1,339	*	1,339	—	*
RRE Ventures II, L.P. (10)	32,154	*	32,154
RRE Ventures Fund II, L.P. (10)	8,784	*	8,784	—	*
Daniel Rubin (2)	2,614	*	2,614	—	*
Saints Capital V, L.P. (1)(11)	83,693	*	83,693	—	*
Siemens Venture Capital GmbH (12)	337,302	*	337,302	—	*
Stanford University (13)	1,582		1,582
SVIC No. 4 New Technology Business Investment L.L.P. (14)	63,733	*	63,733	—	*
SVIC No. 14 New Technology Business Investment L.L.P. (14)	6,010	*	6,010	—	*
The Pidwell Family Living Trust, dated 6/25/87 (15)	3,342	*	3,342	—	*
W.R. Hambrecht/MontaVista, LLC (1)(16)	1,168	*	1,168	—	*
W.R. Hambrecht/MontaVista 2, LLC (1)(16)	186	*	186	—	*

*	Represents less than 1%.

(1)	The selling stockholder has identified itself as an affiliate of a registered broker-dealer. The selling stockholder has represented to us that it purchased the shares in the ordinary course of its business and, at the time of purchase, with no agreement or understanding, directly or indirectly, with any persons to distribute such shares.

(2)	Alloy Annex I, LLC is the general partner of Alloy Annex I, L.P. John Shoch, Craig Taylor, Doug Kelly, Daniel Rubin and Tony Di Bona are the managing members of Alloy Annex I, LLC and share voting and investment power with respect the shares held by Alloy Annex I, L.P. Each of such persons disclaims beneficial ownership of the shares held by Alloy Annex I, L.P. except to the extent of their pecuniary interest in the shares. Alloy Ventures 2000, LLC is the general partner of Alloy Partners 2000, L.P., Alloy Ventures 2000, L.P., Alloy Corporate 2000, L.P. and Alloy Investors 2000, L.P. (collectively, the “Alloy Entities”). John Shoch, Craig Taylor, Doug Kelly and Tony Di Bona are the managing members of Alloy Ventures 2000, LLC and share voting and investment power with respect the shares held by the Alloy Entities. Each of such persons disclaims beneficial ownership of the shares held by the Alloy Entities except to the extent of his pecuniary interest in the shares. Alloy Annex I, L.P. and the Alloy Entities are located at 400 Hamilton Ave., Suite 400, Palo Alto, California 94301.

(3)	Presidio Management Group VII, L.L.C. is the general partner of U.S. Venture Partners VII, L.P., USVP Entrepreneur Partners VII-A, L.P., USVP Entrepreneur Partners VII-B, L.P. and 2180 Associates Fund VII, L.P. (collectively, the “USVP Funds”). Irwin Federman, Winston Fu, Steven Krausz, David Liddle, Jonathan Root and Philip Young are the managing members of Presidio Management Group VII, L.L.C. and share voting and investment power over the shares held by the USVP Funds. Each of such persons disclaims beneficial ownership of the shares held by the USVP Funds except to the extent of their pecuniary interest in the shares. The USVP Funds are located at 2735 Sand Hill Road, Menlo Park, California 94025.

(4)	Lip-Bu Tau is the manager of A&E Investment LLC. Mr. Tau exercises voting and investment power over the shares listed above for A&E Investment LLC. Mr. Tau disclaims beneficial ownership of the shares held by A&E Investment LLC except to the extent of his pecuniary interest in the shares. A&E Investment LLC is located at One California Street, 28th Floor, San Francisco, California 94111.

(5)	These shares are beneficially owned by Kristin McKenna Anderson and Scott Anderson as community property.

(6)	Stanford Management Company is the manager of The Board of Trustees of the Leland Stanford Junior University (Daper I) and The Board of Trustees of the Leland Stanford Junior University (SEVF II) (collectively, the “Stanford Entities”). Martina Poquet is the managing director of Stanford Management Company and has voting and investment power over the shares held by the Stanford Entities. Ms. Poquet disclaims beneficial ownership of the share held by the Stanford Entities. Stanford Management Company is located at 2770 Sand Hill Road, Menlo Park, California 94025.

(7)	Cipio Partners GmbH is the general partner of Cipio Partners Fund III GmbH & Co. KG. Cipio Partners GmbH has voting and investment power over the shares listed above for Cipio Partners Fund III GmbH & Co. KG. Cipio Partners LLC, which manages Cipio Partners Fund III GmbH & Co. KG for Cipio Partners GmbH, is located at 560 South Winchester Boulevard, Suite 500, San Jose, California 95128.

(8)	These shares are beneficially held by Jeanne D. Wohlers as trustee of The Herzig-Wohlers Revocable Trust dated 7/26/07.

(9)	Kaoru Yano is the President of NEC Corporation and is deemed to have voting and investment power over the shares held by NEC Corporation. Mr. Yano disclaims beneficial ownership of the shares held by NEC Corporation except to the extent of his pecuniary interest in the shares. NEC Corporation is located at 7-1 Shiba 5-Chome Minato-ku, Tokyo 108-8001, Japan.

(10)	Andrew L. Zalasin is the general partner of RRE Ventures II, L.P. and RRE Ventures Fund II, L.P. (the “RRE Entities”). Mr. Zalasin exercises voting and investment power over the shares listed above for the RRE Entities. Mr. Zalasin disclaims beneficial ownership of the shares held by the RRE Entities except to the extent of his pecuniary interest in the shares. The RRE Entities are located at 130 East 59th Street, New York, New York 10022.

(11)	David Quinlivan is the managing member of Saints Capital V, LLC, which is the managing partner of Saints Capital V, L.P. Mr. Quinlivan exercises voting and investment power over the shares listed above for Saints Capital V, LLC. Mr. Quinlivan disclaims beneficial ownership of the shares held by Saints Capital V, L.P.

except to the extent of his pecuniary interest in the shares. Saints Capital V, L.P. is located at 475 Sansome Street, Suite 1850, San Francisco, California 94111.

(12)	Ralf Schnell is the chief executive officer and Thomas Kolbinger is the chief operating officer of Siemens Venture Capital GmbH. Messrs. Schnell and Kolbinger share voting and investment power over the shares held by Siemens Venture Capital GmbH. Messrs. Schnell and Kolbinger disclaim beneficial ownership of the shares held by Siemens Venture Capital GmbH except to the extent of their pecuniary interest in the shares. Siemens Venture Capital GmbH is located at 0 Ho-Hahn, Ring 6, 87739 Munich, Germany.

(13)	Stanford Management Company is the manager of Stanford University. Martina Poquet is the managing director of Stanford Management Company and has voting and investment power over the shares held by Stanford University. Ms. Poquet disclaims beneficial ownership of the share held by Stanford University. Stanford Management Company is located at 2770 Sand Hill Road, Menlo Park, California 94025.

(14)	Woihong Choi is the chief executive officer of SVIC No. 4 New Technology Business Investment L.L.P. and SVIC No. 14 New Technology Business Investment L.L.P. (the “SVIC Entities”) and exercises voting and investment power over the shares held by the SVIC Entities. Mr. Choi disclaims beneficial ownership of the shares held by the SVIC Entities except to the extent of his pecuniary interest. The SVIC Entities are located at 29th Samsung Electronics Bldg., 1320-10, Seocho-dong, Seocho-gu, Seoul, Korea 137-857.

(15)	These shares are beneficially held by David W. Pidwell as trustee of The Pidwell Family Living Trust, dated 6/25/87.

(16)	Peter Morrissey is the manager of WR Hambrecht/MontaVista Management, LLC, which is the manager of WR Hambrecht/MontaVista, LLC. Mr. Morrissey is the manager of WR Hambrecht/MontaVista Management 2, LLC, which is the manager of WR Hambrecht/MontaVista 2, LLC. Mr. Morrissey exercises voting and investment power over the shares listed above for WR Hambrecht/MontaVista, LLC and WR Hambrecht/MontaVista 2, LLC (collectively, the “WR Hambrecht Entities”). Mr. Morrissey disclaims beneficial ownership of the shares held by the WR Hambrecht Entities except to the extent of his pecuniary interest in the shares. The WR Hambrecht Entities are located at Pier 1, Bay 3, San Francisco, California 94111.

PLAN OF DISTRIBUTION
     We are registering the shares of common stock issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the shares of common stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.
     Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on The NASDAQ Global Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.
     The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.
     Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440-1.
     In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions or to return borrowed shares in connection with such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.
     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to,

Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the selling stockholders may be entitled to contribution. We may be indemnified by the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, or we may be entitled to contribution.
     The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder unless an exemption therefrom is available.
     The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.
     We agreed to use our commercially reasonable best efforts keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume restrictions by reason of under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
     There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.
     Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
     The validity of the securities being offered hereby will be passed upon by Cooley Godward Kronish llp, Palo Alto, California.
EXPERTS
     The consolidated financial statements of Cavium Networks, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements of MontaVista Software, Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO Seidman, LLP, independent auditors, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of W&W Communications, Inc. incorporated in this prospectus by reference to the Current Report on Form 8-K/A filed with the SEC on March 5, 2009, have been audited by Armanino McKenna LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     Ernst & Young, independent auditors, has audited the financial statements of Star Semiconductor Corporation for the years ended December 31, 2007 and 2006 included in the Current Report on Form 8-K/A of Cavium Networks, Inc. dated October 17, 2008, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements of Star Semiconductor Corporation are incorporated by reference in reliance on Ernst & Young’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We file electronically with the SEC our annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. We make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. You can also request copies of such documents by contacting our Investor Relations Department at (650) 623-7000. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Cavium Networks. The SEC’s Internet site can be found at http://www.sec.gov.
INFORMATION INCORPORATED BY REFERENCE
     We incorporate by reference into this prospectus the documents listed below and any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this prospectus but before the end of any offering made under this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements. The SEC file number for the documents incorporated by reference in this prospectus is 1-33435. We incorporate by reference the following information that has been filed with the SEC:
•	our current report on Form 8-K/A filed with the SEC on October 17, 2008;

•	our current report on Form 8-K filed with the SEC on January 12, 2009;

•	our annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 2, 2009 (“2008 Form 10-K”);

•	our current report on Form 8-K/A filed with the SEC on March 5, 2009;

•	our current report on Form 8-K filed with the SEC on March 20, 2009;

•	the information specifically incorporated by reference into our 2008 Form 10-K from our definitive proxy statement on Schedule 14A, filed with the SEC on April 6, 2009;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 7, 2009;

•	our current report on Form 8-K filed with the SEC on July 24, 2009;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2009 filed with the SEC on August 6, 2009;

•	our current report on Form 8-K filed with the SEC on October 27, 2009 (except for the information furnished under Item 2.02 or any related exhibit);

•	our quarterly report on Form 10-Q for the quarter ended September 30, 2009 filed with the SEC on November 3, 2009;

•	our current report on Form 8-K filed with the SEC on November 10, 2009;

•	our current report on Form 8-K filed with the SEC on December 18, 2009;

•	our current report on Form 8-K/A filed with the SEC on January 8, 2010; and

•	the description of the common stock contained in our Registration Statement on Form 8-A filed with the SEC on April 27, 2007 under the Exchange Act.
     Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.
     We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Investor Relations, Cavium Networks, Inc., 805 Middlefield Road, Mountain View, California 94043, telephone: (650) 623-7000.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the estimated costs and expenses payable by the registrant in connection with the common stock being registered. The selling stockholders will not bear any portion of such expenses. All the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$2,506
Accounting Fees and Expenses	50,000
Legal Fees and Expenses	50,000
Printing and Miscellaneous Expenses	20,000

Total	$122,506

Item 15. Indemnification of Directors and Officers.
     Our amended and restated certificate of incorporation provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under the General Corporation Law of the State of Delaware. This provision does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for any breach of the director’s duty of loyalty to us or our stockholders and for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for unlawful payment of dividends or stock repurchases or for any transaction in which the director derived an improper personal benefit. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.
     Our amended and restated bylaws provide that we will indemnify our directors and executive officers, subject to certain exceptions, and may indemnify our other officers, employees and agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Under our amended and restated bylaws, we are also empowered to enter into indemnification agreements with our directors, officers and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have procured and intend to maintain a directors’ and officers’ liability insurance policy that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.
     The indemnification provisions noted above may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities arising under the Securities Act of 1933, as amended.
Item 16. Exhibits.

Exhibit Number		Exhibits
3.1	(1)	Amended and Restated Certificate of Incorporation of Cavium Networks, Inc. as currently in effect.

3.3	(2)	Amended and Restated Bylaws of Cavium Networks, Inc. as currently in effect.

3.5	(3)	Form of Registrant’s Common Stock Certificate.

4.1	(4)	Registration Rights Agreement, dated December 14, 2009, by and among Cavium Networks, Inc. and the purchasers listed on the signature pages thereto.

5.1		Opinion of Cooley Godward Kronish llp.

23.1		Consent of PricewaterhouseCoopers LLP.

23.2		Consent of BDO Seidman, LLP.

23.3		Consent of Armanino McKenna LLP.

23.4		Consent of Ernst & Young.

23.5		Consent of Cooley Godward Kronish llp (included in Exhibit 5.1).

24.1		Power of Attorney (included on the signature pages hereto).

(1)	Filed as exhibit 3.1 to the Registrant’s Annual Report on Form 10-K on March 2, 2009 and incorporated herein by reference.

(2)	Filed as exhibit 3.5 to the Registrant’s Registration Statement on Form S-1/A on April 13, 2007 and incorporated herein by reference.

(3)	Filed as exhibit 4.2 to the Registrant’s Registration Statement on Form S-1/A on April 24, 2007 and incorporated herein by reference.

(4)	Filed as exhibit 4.1 to the Registrant’s Current Report on Form 8-K on December 18, 2009 and incorporated herein by reference.
Item 17. Undertakings.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a director, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on January 11, 2010.

Cavium Networks, Inc.
By:	/s/ Syed Ali
Syed Ali
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Syed Ali and Arthur D. Chadwick, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and any related registration statements thereto filed pursuant to Rule 462 and otherwise), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date
/s/ Syed Ali Syed Ali	President, Chief Executive Officer and Director (Principal Executive Officer)	January 11, 2010

/s/ Arthur D. Chadwick Arthur D. Chadwick	Vice President of Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	January 11, 2010

/s/ Kris Chellam Kris Chellam	Director	January 11, 2010

/s/ Sanjay Mehrotra Sanjay Mehrotra	Director	January 11, 2010

/s/ Anthony J. Pantuso Anthony J. Pantuso	Director	January 11, 2010

/s/ C.N. Reddy C.N. Reddy	Director	January 11, 2010

/s/ Anthony S. Thornley Anthony S. Thornley	Director	January 11, 2010

Exhibit Number		Exhibits
3.1	(1)	Amended and Restated Certificate of Incorporation of Cavium Networks, Inc. as currently in effect.

3.3	(2)	Amended and Restated Bylaws of Cavium Networks, Inc. as currently in effect.

3.5	(3)	Form of Registrant’s Common Stock Certificate.

4.1	(4)	Registration Rights Agreement, dated December 14, 2009, by and among Cavium Networks, Inc. and the purchasers listed on the signature pages thereto.

5.1		Opinion of Cooley Godward Kronish llp.

23.1		Consent of PricewaterhouseCoopers LLP.

23.2		Consent of BDO Seidman, LLP.

23.3		Consent of Armanino McKenna LLP.

23.4		Consent of Ernst & Young.

23.5		Consent of Cooley Godward Kronish llp (included in Exhibit 5.1).

24.1		Power of Attorney (included on the signature pages hereto).

Keys to Exhibits:

(1)	Filed as exhibit 3.1 to the Registrant’s Annual Report on Form 10-K on March 2, 2009 and incorporated herein by reference.

(2)	Filed as exhibit 3.5 to the Registrant’s Registration Statement on Form S-1/A on April 13, 2007 and incorporated herein by reference.

(3)	Filed as exhibit 4.2 to the Registrant’s Registration Statement on Form S-1/A on April 24, 2007 and incorporated herein by reference.

(4)	Filed as exhibit 4.1 to the Registrant’s Current Report on Form 8-K on December 18, 2009 and incorporated herein by reference.